Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Taxus Cardium Pharmaceuticals Group, Inc. (the “Company”) on Form S-8 (File Numbers 333-138666 and 333-142823) of our report dated July 28, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Taxus Cardium Pharmaceuticals Group, Inc. for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

July 28, 2017